                                                                      EXHIBIT 15

            INDEPENDENT ACCOUNTANTS' REVIEW REPORT; ERNST & YOUNG LLP


The Board of Directors
Autologic Information International, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Autologic Information International, Inc. and subsidiaries as of August 5, 2001, and the related condensed consolidated statements of operations for the three-month and nine-month periods ended August 5, 2001 and July 28, 2000, the condensed consolidated statement of stockholders' equity for the nine-month period ended August 5, 2001, and the condensed consolidated statements of cash flows for the nine-month periods ended August 5, 2001 and July 28, 2000. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Autologic Information International, Inc. and subsidiaries as of November 3, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, not presented herein; and in our report dated December 8, 2000, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of November 3, 2000, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



August 24, 2001
Woodland Hills, California

                                       15